ALEXANDER & BALDWIN, INC.
PERFORMANCE SHARE UNIT AWARD ASSUMPTION AGREEMENT
PERFORMANCE SHARE UNIT AWARD ASSUMPTION AGREEMENT effective as of the 8th day of November 2017 by and between Alexander & Baldwin, Inc. (formerly, Alexander & Baldwin REIT Holdings, Inc.), a Hawaii corporation (the “Corporation”), and ___________________ (“Participant”).
WHEREAS, the Corporation is the successor to Alexander & Baldwin, Inc., a Hawaii corporation (the “Predecessor Company”).
WHEREAS, Participant holds one or more outstanding performance share unit awards covering shares of the common stock of the Predecessor Company (the “Predecessor Company Common Stock”), which were granted to Participant under the Predecessor Company’s 2012 Incentive Compensation Plan (the “2012 Plan”).
WHEREAS, each of the outstanding performance share unit awards held by Participant under the 2012 Plan is more particularly identified in the attached Schedule A.
WHEREAS, each of those performance share unit awards is evidenced by a Notice of Award of Performance Share Units and a Performance Share Unit Award Agreement (together, the “PBRSU Agreement”) issued to Participant under the 2012 Plan.
WHEREAS, as part of an internal reorganization, a wholly-owned subsidiary of Alexander & Baldwin REIT Holdings, Inc. was merged with and into the Predecessor Company (the “Merger”) and Alexander & Baldwin REIT Holdings, Inc. thereafter became the parent holding company of the Predecessor Company in accordance with the terms of the Agreement and Plan of Merger by and among Alexander & Baldwin REIT Holdings, Inc., the Predecessor Company and A&B REIT Merger Corporation dated July 10, 2017 (the “Merger Agreement”). Promptly following the Merger, Alexander & Baldwin REIT Holdings, Inc. was renamed “Alexander & Baldwin, Inc.,” which is referred to herein as the “Corporation.”
WHEREAS, the provisions of the Merger Agreement require the Corporation to assume, upon the consummation of the Merger, the obligations of the Predecessor Company under each outstanding performance share unit award under the 2012 Plan and to issue to the holder of each such award an agreement evidencing the assumption of that performance share unit award.
WHEREAS, pursuant to the provisions of the Merger Agreement, the exchange ratio (the “Exchange Ratio”) in effect for the Merger is one share of Corporation common stock (“Corporation Common Stock”) for each outstanding share of the Predecessor Company Common Stock.
WHEREAS, the purpose of this Agreement is to evidence the assumption by the Corporation of the performance share unit awards identified in the attached Schedule A that are outstanding at the time of the consummation of the Merger (the “Effective Time”) and to reflect certain adjustments to those awards that will become necessary in connection with their assumption by the Corporation in the Merger.
NOW, THEREFORE, it is hereby agreed as follows:
1.The number of shares of the Predecessor Company Common Stock designated as “Performance Share Units” subject to each of the performance share unit awards held by Participant immediately prior to the Effective Time is set forth in the attached Schedule A. The Corporation hereby assumes, as of the Effective Time, all the duties and obligations of the Predecessor Company under each of the performance share unit awards identified in the attached Schedule A (the “Assumed PBRSU Awards”), and each such Assumed PBRSU Award is hereby converted into the right to receive shares of Corporation Common Stock in accordance with the terms of such Assumed PBRSU Award, as adjusted pursuant to the provisions of this Agreement. In connection with such assumption, the number of shares of Corporation Common Stock designated as “Performance Share Units” subject to each Assumed PBRSU Award shall, in accordance with the Exchange Ratio, be equal to the same number of shares of the Predecessor Company Common Stock designated as “Performance Share Units” currently subject to such Assumed PBRSU Award as of the Effective Time as specified in the attached Schedule A. Accordingly, the designated number of Performance Share Units subject to each Assumed PBRSU Award immediately prior to the Effective Time shall remain the same immediately following the assumption of such Assumed PBRSU Award by the Corporation pursuant to this Agreement, except that the shares of common stock issuable under each Assumed PBRSU Award shall be shares of Corporation Common Stock.
2.The following provisions shall govern each Assumed PBRSU Award:
(a)    Unless the context otherwise requires, all references in each PBRSU Agreement shall be adjusted as follows: (i) all references to the “Corporation” or to the “Company” shall now constitute references to the Alexander & Baldwin, Inc. (formerly Alexander & Baldwin REIT Holdings, Inc.), (ii) all references to “Common Stock” or “Shares” or “Performance Share Units” shall now constitute references to shares of Corporation Common Stock, (iii) all references to the “Board” shall now constitute references to the Board of Directors of the Corporation, (iv) all references to the “Plan” shall constitute references to the Alexander & Baldwin, Inc. Amended and Restated 2012 Incentive Compensation Plan, as assumed by the Corporation, and (v) all references to the “Recoupment Policy” or to the “Alexander & Baldwin, Inc. Policy Regarding Recoupment of Certain Compensation” shall be to the Predecessor Company’s Policy Regarding Recoupment of Certain Compensation and such policy as assumed by the Corporation.
(b)    Each Assumed PBRSU Award shall continue to vest in accordance with the same performance-vesting requirements (tied to the attainment of the performance goals set forth on Schedule I to the Notice of Award of Performance Share Units for such Assumed PBRSU Award) and service-vesting requirements in effect for such Assumed PBRSU Award immediately prior to the Effective Time under the applicable PBRSU Agreement, and no acceleration of such vesting requirements or change to such performance goals shall occur by reason of the Merger or the assumption of such Assumed PBRSU Award by the Corporation.

(c)    The shares of Corporation Common Stock that vest under each Assumed PBRSU Award upon the satisfaction of the applicable performance-vesting and service-vesting reqiurements shall be issuable in accordance with the issuance schedule in effect for such Assumed PBRSU Award immediately prior to the Effective Time under the applicable PBRSU Agreement, and no changes to that issuance schedule or the applicable issuance dates shall be made that would otherwise contravene any limitations or restrictions to which such Assumed PBSU Award is subject under Section 409A of the Internal Revenue Code and the Treasury Regulations thereunder.
(d)    The dividend equivalent rights provided to Participant under the PBRSU Agreement for each Assumed PBRSU Award shall, following the assumption of such Assumed PBRSU Award by the Corporation, continue in full force and effect in accordance with their respective terms and conditions, and any dividend-equivalent amounts credited to Participant under each such PBRSU Agreement at the time of such assumption but not yet distributed shall subsequently be distributed to Participant in accordance with the distribution provisions (including the timing and method of distribution) of the applicable PBRSU Agreement that govern those dividend equivalents, and nothing in this Assumption Agreement shall affect those distribution provisions.
(e)    For purposes of applying any and all provisions of the applicable PBRSU Agreement and the 2012 Plan for each Assumed PBRSU Award that pertain to Participant’s service, whether in the capacity of an employee, non-employee board member, consultant or independent advisor, as one or more of those capacities may be specified in those provisions, including (without limitation) all vesting requirements tied to Participant’s continued service, Participant shall be deemed to continue in such service status for so long as Participant renders services in one or more of the specified capacities to the Corporation or any present or future Parent or Subsidiary (as such terms are defined in the applicable PBRSU Agreement).
(f)    The automatic share withholding procedure in effect under each Assumed PBRSU Award shall remain in full force and shall, as a result of such assumption, authorize the Corporation to withhold a portion of the shares of Corporation Common Stock otherwise issuable to Participant on each applicable issuance date under such Assumed PBRSU Award in order to satisfy the applicable withholding taxes with respect to each such share issuance (in accordance with the terms of the applicable PBRSU Agreement).
(g)    The change in control provisions of each PBRSU Agreement assumed hereunder shall hereafter be applied solely on the basis of a change in control transaction applied to the Corporation in lieu of the Predecessor Company.
3.Except to the extent specifically modified by this Performance Share Unit Award Assumption Agreement, all of the terms and conditions of each PBRSU Agreement as in effect immediately prior to the Merger shall continue in full force and effect and shall not in any way be amended, revised or otherwise affected by this Performance Share Unit Award Assumption Agreement.

IN WITNESS WHEREOF, Alexander & Baldwin, Inc. (formerly Alexander & Baldwin REIT Holdings, Inc.) has caused this Performance Share Unit Award Assumption Agreement to be executed on its behalf by its duly-authorized officer as of the day and year first above written.

ALEXANDER & BALDWIN, INC.

By:

Title: _____________________________________

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